                                                                      EXHIBIT 12

                        PENNZOIL -- QUAKER STATE COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            1997       1998       1999       2000       2001
                                           -------   --------   --------   --------   --------
Loss from continuing operations before
  equity income from partnerships........  $(8,244)  $(60,407)  $(17,822)  $(11,956)  $(47,004)
Distribution of income from
  partnerships...........................       --     16,600      6,564     16,240     36,463
Amortization of capitalized interest.....    1,292      1,904      1,510        905        850
Income tax provision (benefit)...........   (1,274)   (36,994)     8,112     17,658      8,505
Interest charges.........................   77,217     86,753    107,195    121,957    120,240
                                           -------   --------   --------   --------   --------
Income before income tax provision and
  interest charges.......................  $68,991   $  7,856   $105,559   $144,804   $119,054
                                           =======   ========   ========   ========   ========
Fixed charges............................  $84,658   $ 87,008   $107,195   $121,957   $120,240
                                           =======   ========   ========   ========   ========
Ratio of earnings to fixed charges.......       --         --         --       1.19         --
                                           =======   ========   ========   ========   ========
Amount by which fixed charges exceed
  earnings...............................  $15,667   $ 79,152   $  1,636              $  1,186
                                           =======   ========   ========   ========   ========

                             DETAIL OF INTEREST AND FIXED CHARGES

Interest charges per Consolidated
  Statement of Income which includes
  amortization of debt discount, expense
  and premium............................  $69,221   $ 70,198   $ 80,588   $ 94,895   $ 92,079
Add: portion of rental expense
  representative of interest factor(1)...   15,437     16,810     26,607     27,062     28,161
                                           -------   --------   --------   --------   --------
          Total fixed charges............  $84,658   $ 87,008   $107,195   $121,957   $120,240
Less: interest capitalized per
  Consolidated Statement of Income.......    7,441        255         --         --         --
                                           -------   --------   --------   --------   --------
          Total interest charges.........  $77,217   $ 86,753   $107,195   $121,957   $120,240
                                           =======   ========   ========   ========   ========

---------------

(1) Interest factor based on management's estimates and approximates one-third of rental expense.